UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2018

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-2816	36-2090085
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive office) (Zip Code)
Registrant’s telephone number, including area code: (708) 867-6777

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                 Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

On September 12, 2018, Methode Electronics, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Wells Fargo Bank, National Association, as L/C Issuer, and the Lenders named therein. The Credit Agreement amends and restates the Credit Agreement, dated November 18, 2016 (the “Existing Credit Agreement”), among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Wells Fargo Bank, National Association, as L/C Issuer, and the Lenders named therein. Among other things, the Credit Agreement (i) provides for a term loan facility in an aggregate principal amount up to $250,000,000, (ii) increases the multicurrency revolving credit commitments under the Existing Credit Agreement to $200,000,000, and (iii) makes certain other changes to the covenants, terms, and conditions under the Existing Credit Agreement.

Loans under the Credit Agreement bear interest at either (a) an adjusted base rate or (b) an adjusted LIBOR rate, in each case plus an applicable margin (the “Applicable Margin”) ranging between 0.25% and 1.00%, in the case of adjusted base rate loans, and between 1.25% and 2.00%, in the case of adjusted LIBOR rate loans. The Applicable Margin is based on the Company’s consolidated leverage ratio. Fees to revolving lenders under the Credit Agreement include (i) commitment fees ranging between 0.15% and 0.35% of the daily unused portions of the revolving credit facility, based on the Company’s consolidated leverage ratio, and (ii) customary letter of credit fees.

The credit facilities under the Credit Agreement mature on September 12, 2023. The term loans under the Credit Agreement amortize at a per annum rate equal to 5.0% of their original aggregate principal amount, payable quarterly, with the balance due at maturity.

The obligations under the Credit Agreement are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s subsidiaries. The Credit Agreement permits the Company to designate certain of its foreign subsidiaries as borrowers under the revolving credit facility.

The Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness, make investments; incur liens; engage in mergers or consolidations or dispose of substantially all the assets of the Company and its subsidiaries; sell assets; pay dividends and make other payments in respect of capital stock, make investments, loans, and advances; and engage in certain transactions with affiliates. The Credit Agreement contains customary events of default.

The Company used the proceeds of borrowings under the Credit Agreement on September 12, 2023 to fund a portion of the purchase price for the Grakon Acquisition (as defined below) and expects to use the proceeds of other borrowings under the Credit Agreement for general corporate purposes.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 12, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Flash Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Grakon Parent, Inc., a Delaware corporation (“Grakon”), and Industrial Growth Partners IV, L.P., a Delaware limited partnership, the Company completed the acquisition of Grakon (the “Grakon Acquisition”). Pursuant to the Merger Agreement, Merger Sub merged with and into Grakon with Grakon as the surviving entity in such merger and as a result of which Grakon became a direct wholly owned subsidiary of the Company. The Company paid a purchase price of $420 million in cash, on a cash-free, debt-free basis, subject to customary purchase price adjustments.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On September 12, 2018, the Company issued a press release announcing the completion of the transaction, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K to be filed with the SEC within the period required pursuant to applicable SEC rules.

(b) Pro forma Financial Information.

The pro forma financial information required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K to be filed with the SEC within the period required pursuant to applicable SEC rules.

(d)    Exhibits

Exhibit Number	Description of Exhibit

10.1
Amended and Restated Credit Agreement, dated as of September 12, 2018, among Methode Electronics, Inc., the Designated Borrowers party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Wells Fargo Bank, National Association, as L/C Issuer, and the other Lenders party thereto

99.1	Press Release, dated September 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2018        METHODE ELECTRONICS, INC.

By:	/s/ Ronald L. G. Tsoumas
Ronald L.G. Tsoumas
Chief Financial Officer